Exhibit 99.27

CONSENT OF DEUTSCHE BANK AG, LONDON BRANCH

January 22, 2016

Board of Directors

Delhaize Group NV/SA

Square Marie Curie 40

1070 Brussels

Belgium

Re: Registration Statement on Form F-4 of Koninklijke Ahold N.V. (“Ahold”)

Members of the Board,

We hereby consent to (i) the inclusion of our opinion letter, dated June 24, 2015, to the Board of Directors of Delhaize Group NV/SA (the “Company”) as Annex B to the Prospectus forming part of the Registration Statement on Form F-4 of Ahold, filed on January 22, 2016 (the “Registration Statement”), and (ii) references made to our firm and such opinion in such Prospectus under the captions “THE MERGER – Background of the Merger,” “THE MERGER – Delhaize’s Reasons for the Merger” and “THE MERGER – Opinions of Delhaize’s Financial Advisors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ Deutsche Bank AG

DEUTSCHE BANK AG, LONDON BRANCH